Execution Version Inca - EU Master Transaction Agreement Execution Version.docx CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE REDACTED INFORMATION HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL, AND DISCLOSURE WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY MASTER TRANSACTION AGREEMENT dated as of October 26, 2025 between EVEREST GROUP, LTD. and AMERICAN INTERNATIONAL GROUP, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS 1

Section 1.1	Defined Terms	1
Section 1.2	Rules of Construction	9

ARTICLE II PURCHASE AND SALE 10

Section 2.1	Purchase and Sale	10
Section 2.2	Purchase Price.	10
Section 2.3	Closing Payments.	10
Section 2.4	EU Closing.	10
Section 2.5	Closing Date Deliveries.	11
Section 2.6	Purchase Price Adjustment.	11
Section 2.7	Withholding.	13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER 13

Section 3.1	Incorporation and Authority	13
Section 3.2	Consents and Approvals	14
Section 3.3	No Conflict	14
Section 3.4	Absence of Certain Changes	14
Section 3.5	Absence of Litigation	15
Section 3.6	Compliance with Laws	15
Section 3.7	Data Privacy	15
Section 3.8	Insurance Business	15
Section 3.9	Producers	15
Section 3.10	Specified Data	16
Section 3.11	Renewal Rights	16
Section 3.12	Brokers	16
Section 3.13	NO OTHER REPRESENTATIONS OR WARRANTIES	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER 16

Section 4.1	Incorporation and Authority of Buyer	17
Section 4.2	Consents and Approvals	17
Section 4.3	No Conflict	17
Section 4.4	Absence of Litigation	17
Section 4.5	Regulatory Matters	18
Section 4.6	Brokers	18
Section 4.7	No Reliance.	18

ARTICLE V COVENANTS..19

Section 5.1	Regulatory and Other Authorizations	19
Section 5.2	Withdrawal/Renewal Rights Plan.	20
Section 5.3	Employee Retention.	21
Section 5.4	Seller Name and Marks.	21
Section 5.5	Non-Compete	22
Section 5.6	Access to Information.	24
Section 5.7	Confidentiality.	25

Inca - EU Master Transaction Agreement Execution Version.docx

ii Inca - EU Master Transaction Agreement Execution Version.docx Section 5.8 Transitional Employees. ............................................................................26 Section 5.9 No Limitations on Seller’s Operations. .....................................................27 Section 5.10 No Provision of Services and Systems. .....................................................27 Section 5.11 Wrong Pockets. ..........................................................................................27 Section 5.12 Further Action. ...........................................................................................28 Section 5.13 Seller’s Conduct Prior to the First Non-Renewal Date. .............................29 ARTICLE VI TAX MATTERS.....................................................................................................30 Section 6.1 Transfer Taxes ...........................................................................................30 Section 6.2 Assistance and Cooperation .......................................................................30 ARTICLE VII TERMINATION ...................................................................................................31 Section 7.1 Termination ................................................................................................31 Section 7.2 Effect of Termination .................................................................................31 ARTICLE VIII MISCELLANEOUS PROVISIONS ....................................................................31 Section 8.1 Non-Survival of Representations and Warranties......................................31 Section 8.2 Notices. ......................................................................................................32 Section 8.3 Entire Agreement. ......................................................................................33 Section 8.4 Waivers and Amendment. ..........................................................................33 Section 8.5 Successors and Assigns..............................................................................33 Section 8.6 No Third Party Beneficiaries .....................................................................34 Section 8.7 Governing Law; Submission to Jurisdiction ..............................................34 Section 8.8 Waiver of Jury Trial ...................................................................................34 Section 8.9 Severability ................................................................................................35 Section 8.10 Disclosure Schedules .................................................................................35 Section 8.11 Specific Performance .................................................................................35 Section 8.12 Publicity .....................................................................................................35 Section 8.13 Expenses ....................................................................................................36 Section 8.14 Acquisition Proposals ................................................................................36 Section 8.15 Counterparts. ..............................................................................................36 Seller Disclosure Schedule SCHEDULES Schedule 3.10 Specified Data Schedule 5.1 Buyer Governmental Approvals Schedule 5.2 Withdrawal/Renewal Rights Plan EXHIBITS Exhibit A RR Agreement

Inca - EU Master Transaction Agreement Execution Version.docx MASTER TRANSACTION AGREEMENT This MASTER TRANSACTION AGREEMENT (this “Agreement”), dated October 26, 2025 (the “Effective Date”), is made by and between EVEREST GROUP, LTD., a Bermuda company (“Seller”), and AMERICAN INTERNATIONAL GROUP, INC., a Delaware company (“Buyer” and together with Seller, the “Parties” and individually, a “Party”). RECITALS WHEREAS, Seller and its Affiliates are engaged in the EU Subject Business Lines through Everest Ireland; WHEREAS, each of Seller and Buyer desire that RR Seller and RR Buyer enter into the RR Agreement on the EU Closing, pursuant to which RR Seller will, conditional upon the EU Closing, convey the Renewal Rights with respect to the Insurance Policies to RR Buyer and RR Buyer will make offers to renew or issue the Replacement Policies (as defined in the RR Agreement), to insureds upon the expiration, non-renewal or termination of the Insurance Policies, in each case, on the terms and conditions set forth therein; and WHEREAS, on the EU Closing, each of Seller and Buyer will cause RR Seller and RR Buyer, respectively, to enter into the RR Agreement. NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows: ARTICLE I DEFINITIONS Section 1.1 Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.1. “Acquired Business” has the meaning set forth in Section 5.5(a)(ii). “Acquired Rights Directive” means E.U. Council Directive 2001.23/EC and any national implementing Laws. “Action” means any claim, action, suit, litigation, audit, assessment, arbitration, hearing, charge, complaint, demand or similar proceeding brought by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body. “Adjusted Base Insurance Policies Gross Written Premiums” means, the Base Insurance Policies Gross Written Premiums minus the Gross Written Premium attributable to any Insurance Policies for the purpose of calculating the Base Insurance Policies Gross Written Premiums that are Rejected Policies. “Affiliate” means, with respect to any Person, any other Person that, at the applicable time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

2 Inca - EU Master Transaction Agreement Execution Version.docx “Agreement” has the meaning set forth in the preamble hereto. “Ancillary Agreements” means the RR Agreement. “Base Insurance Policies Gross Written Premiums” means the sum of (a) Gross Written Premiums paid or payable (whether payable in full at inception or pursuant to a payment schedule) to RR Seller under the respective Insurance Policies written from January 1, 2025 to December 31, 2025 plus (b) Gross Written Premiums paid or payable (whether payable in full at inception or pursuant to a payment schedule) to RR Buyer under any Replacement Policies written from November 1, 2025 to December 31, 2025. For the avoidance of doubt, no Excluded Business is to be included within any calculation of Base Insurance Policies Gross Written Premiums. “Base Insurance Policies Report” has the meaning set forth in Section 2.6. “Business” means the business of underwriting, issuing, selling, renewing and servicing (and in the case of fronting arrangements, reinsuring) the Insurance Policies issued as of the date hereof and activities relating thereto as conducted by RR Seller as of the date hereof in the Subject Business Lines. “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed. “Business Material Adverse Effect” means any event, change, development, circumstance, occurrence or state of facts that, individually or in the aggregate, that is or would reasonably be expected to have (a) a materially adverse effect on the condition (financial or otherwise), results of operations or rights of the Business, taken as a whole; provided that no event, change, development, circumstance, occurrence or state of facts resulting from or arising out of (nor any such effect arising out of or resulting from) any of the following, either individually or in combination, shall constitute or be deemed to contribute to a Business Material Adverse Effect or be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur: (i) changes in the United States or global economy or capital or financial markets, including changes in interest or exchange rates, or price levels or prices or trading volumes in the U.S. or foreign securities markets; (ii) political conditions generally or earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, man-made disasters, pandemics or epidemics (including the COVID-19 pandemic), hostilities, acts of war, sabotage, terrorism or military actions and any escalation or general worsening of the foregoing; (iii) changes, events or conditions generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Business is operated; (iv) other than for purposes of Section 3.3, the negotiation, execution and delivery of this Agreement, the compliance with the terms of this Agreement, or the announcement or consummation of any of the transactions contemplated hereby and the identity or facts related to Buyer (including any adverse effect caused by (1) shortfalls or declines in revenue, margins or profitability, or adverse development of reserves, (2) loss of, or disruption in, any customer, policyholder, broker, supplier and/or vendor relationships) or (3) loss of personnel, in each case, resulting therefrom; (v) any changes or prospective changes in Law, IFRS, GAAP, SAP or other applicable accounting rules or the enforcement or interpretation thereof including changes in capital requirements for

3 Inca - EU Master Transaction Agreement Execution Version.docx insurance companies required by applicable Law or any Governmental Authority; (vi) any action or omission taken or failed to be taken by Buyer or its Affiliates, or taken by any of Seller or any of its Affiliates with Buyer’s or any of its Affiliates’ prior written consent or at their express written direction; (vii) any failure by RR Seller to achieve any earnings, premiums written or other financial projections or forecasts (other than the facts underlying such failure); (viii) the non- renewal of any Insurance Policy (other than as a result of a breach by Seller or any of its Affiliates of their obligations hereunder or under any Ancillary Agreement) or (ix) any change (or threatened change) in the credit, financial strength or other ratings (other than the facts underlying any such change) of any of Seller, RR Seller or any of their respective Affiliates; provided that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (v), such fact, circumstance, change or effect shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Business, taken as a whole, as compared to the business of other participants engaged in the industries in which the Business operates or (b) a material impairment of or delay in the ability of the Seller or RR Seller to perform its material obligations under this Agreement or any Ancillary Agreement (as applicable), taken as a whole, including consummation of the transactions contemplated hereby. “Buyer” has the meaning set forth in the preamble hereto. “Buyer Governmental Approvals” means the Governmental Approvals applicable to the EU Transaction that are set forth on Schedule 5.1. “Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement. “Buyer Start Date” has the meaning set forth in Section 5.8(c). “Closing Conditions” means (a) there shall not have been issued by any Governmental Authority having jurisdiction of any Party, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the EU Transaction, nor shall any Law have been promulgated, enacted, issued or deemed applicable to such Transaction by any Governmental Authority having jurisdiction of any Party that prohibits or makes illegal the consummation of such Transaction, (ii) the Seller shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform, in each case, at or prior to the EU Closing Date, (iii) the representations and warranties of the Seller set forth in this Agreement shall be true and correct (disregarding for this purpose all “Business Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties, other than in Section 3.4) as of the date of this Agreement and at and as of the EU Closing Date as if made on and as of the EU Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Business Material Adverse Effect and (iv) since the date of this Agreement, there shall not have occurred any event, change, development, circumstance, occurrence or state

4 Inca - EU Master Transaction Agreement Execution Version.docx of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Business Material Adverse Effect.” “Competing Business” means the performance by Seller or its Affiliates of selling (and in the case of fronting arrangements, reinsuring) insurance policies that compete with the Business if such insurance policies are: (a) issued in France, Germany, Ireland, Italy, the Netherlands or Spain, (b) of a type included in the Subject Business Lines (as applicable to the relevant jurisdiction), (c) distributed through a distribution channel used by RR Seller for the distribution of the Insurance Policies and (d) distributed to customers of the same type as the customers of the Business (in terms of size of the account and nature of the customer). “Condition Satisfaction” has the meaning set forth in Section 2.4. “Confidentiality Agreement” has the meaning set forth in Section 5.7(a). “Consultation Period” has the meaning set forth in Section 2.6(c). “Contract” means any agreement, contract, lease, license, note, bond, mortgage, indenture, arrangement, understanding or commitment, or other obligation, that is legally binding on a Person. “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings. “Covered Employee” has the meaning set forth in Section 5.8(a). “Domain Name” means domain names registered in any top-level domain by any authorized private registrar or Governmental Authority. “Effective Date” has the meaning set forth in the preamble hereto. “Estimated Purchase Price” has the meaning set forth in Section 2.3. “EU Closing” means the consummation of the EU Transaction. “EU Closing Date” has the meaning set forth in Section 2.4. “EU Merger Regulation” has the meaning set forth on Schedule 5.1. “EU Subject Business Lines” means the lines of insurance written (or reinsured from fronting companies pursuant to fronting arrangements) by Everest Ireland in France, Germany, Ireland, Italy, the Netherlands or Spain (irrespective of where the policyholder is located) set forth on Section 1.1(b) of the Seller Disclosure Schedule through the distribution channels set forth on Section 1.1(b) of the Seller Disclosure Schedule as conducted as of the date hereof; provided that EU Subject Business Lines shall exclude any lines of business written (or reinsured from fronting

5 Inca - EU Master Transaction Agreement Execution Version.docx companies pursuant to fronting arrangements) by Everest Ireland in France, Germany, Ireland, Italy, the Netherlands or Spain (irrespective of where the policyholder is located) not identified on Section 1.1(b) of the Seller Disclosure Schedule or distributed through distribution channels that are not set forth on Section 1.1(b) of the Seller Disclosure Schedule, including but not limited to (a) the “wholesale” segment in France, Germany, Ireland, Italy, the Netherlands or Spain (irrespective of where the policyholder is located), (b) surety, trade credit and political risk policies and products issued and distributed in or from France, Germany, Ireland, Italy, the Netherlands or Spain (irrespective of where the policyholder is located), (c) accident and health, aviation, marine, energy, construction and terrorism, trade credit and political risk policies and products issued and distributed in or from Ireland (irrespective of where the policyholder is located) and (d) any non- recurring insurance policies (such excluded business, the “Excluded EU Business”). “EU Transaction” means the transactions contemplated hereby with respect to the sale of the Renewal Rights in the Insurance Policies of the EU Subject Business Lines, including the execution of the RR Agreement. “Everest Ireland” means Everest Insurance (Ireland) dac, an Irish insurance company. “Excluded Business” means the businesses, services, operations and activities, conducted by Seller and/or its Affiliates, whether directly or indirectly via managing general agents or other fronting arrangements, other than the direct sale (or in the case of fronting arrangements, the reinsurance) of Insurance Policies with respect to the Subject Business Lines. The Excluded Business includes without limitation issuing, selling, marketing, underwriting, insuring, managing and administering (a) reinsurance business (including facultative insurance and reinsurance policies and products), (b) any non-recurring or non-renewable insurance policies and products and (c) the Excluded EU Business. “Excluded EU Business” has the meaning set forth in the definition of “EU Subject Business Lines”. “Final Purchase Price” has the meaning set forth in Section 2.6(b)Section 2.6(a). “Fraud” means any breach or inaccuracy as of the date hereof or the EU Closing Date of a representation or warranty expressly stated in Article III of this Agreement (as qualified by the Seller Disclosure Schedule) that constitutes actual common law fraud under the Law of the State of New York based on the Knowledge of a Seller Knowledge Person; provided that “Fraud” shall not include any fraud claim based on constructive knowledge, equitable fraud, negligent misrepresentation or similar theory. “GAAP” means generally accepted accounting principles in the United States. “Governmental Approval” means any consent, approval, non-disapproval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority. “Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or

6 Inca - EU Master Transaction Agreement Execution Version.docx administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body, including the European Commission. “Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. “Gross Written Premium” means the aggregate amount in United States dollars of gross insurance premiums (including audits and endorsements), as calculated in accordance with, and adopting the same the conversion rate applied, for purposes of calculating Adjusted Base Insurance Policies Gross Written Premiums (and the components thereof), the audited consolidated financial statements of Seller for the relevant period. “IFRS” means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies, as in effect from time to time. “Independent Accountant” has the meaning set forth in Section 2.6(d). “Insurance Policies” has the meaning set forth in the RR Agreement. “Knowledge” means in the case of Seller, the actual knowledge of those Persons listed in Section 1.1(c) of the Seller Disclosure Schedule (a “Seller Knowledge Person”), after reasonable inquiries. “Law” means any United States or non-United States federal, state or local or territorial law, treaty, convention, statute, law, ordinance, directive, rule, regulation, code, common law, decree, agency requirement, administrative interpretation, Governmental Order, rule of any self- regulatory organization or other requirement or rule of law. “Liabilities” means any and all debts, liabilities, expenses, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, whenever (including in the past, present or future) and however arising (including out of any contract or tort based on negligence or strict liability). “Negative Adjustment Amount” has the meaning set forth in Section 2.6. “Notice of Disagreement” has the meaning set forth in Section 2.6(b). “Outside Date” has the meaning set forth in Section 7.1(b). “Party” has the meaning set forth in the preamble.

7 Inca - EU Master Transaction Agreement Execution Version.docx “Person” means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, firm, association or organization or other legal entity. “Policy Replacement Date” has the meaning set forth in the RR Agreement. “Positive Adjustment Amount” has the meaning set forth in Section 2.6(a). “Producer” has the meaning set forth in Section 3.9. “Purchase Price” has the meaning set forth in Section 2.2. “Rejected Policies” means Insurance Policies in respect of which RR Buyer has failed to offer a Replacement Policy on comparable terms to the relevant Insurance Policy or market terms; provided that Rejected Policies shall not include any Insurance Policies where the failure to make an offer was caused by, or occurred as a result of (a) (i) a restriction imposed by applicable Law or (ii) RR Buyer not being afforded a reasonable opportunity to provide a quote for a Replacement Policy (other than in the case of both (i) and (ii), than those attributable to the failure by RR Buyer to hold the licenses required to replace the relevant Insurance Policies in the applicable jurisdiction or failure by it to have made policy form or rates filings or approvals for a reasonably equivalent product in the applicable jurisdiction); or (b) a failure by Seller or any of its Affiliates comply with their material obligations under this Agreement or any Ancillary Agreement. “Renewal Rights” has the meaning set forth in the RR Agreement. “Replacement Policies” has the meaning set forth in the RR Agreement. “Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates. “Review Period” has the meaning set forth in Section 2.6(b). “RR Agreement” means the renewal rights agreement attached as Exhibit A hereto between Everest Ireland and Buyer. “RR Buyer” means Buyer or, if applicable, one of its Affiliates. “RR Seller” means Everest Ireland. “Sales Tax” means any sales, goods or services, excise, privilege, transfer, value added, use, consumption, conveyance or other similar Taxes (but not including any Taxes based upon or calculated by reference to income, receipts or capital or withholding Taxes or transfer Taxes). “SAP” means, as to any regulated insurance company, the statutory accounting principles and practices prescribed or permitted by the Governmental Authority charged with supervision of insurance companies in the jurisdiction in which such company is domiciled as in effect at the relevant time.

8 Inca - EU Master Transaction Agreement Execution Version.docx “Seller” has the meaning set forth in the preamble hereto. “Seller Disclosure Schedule” means the disclosure schedule dated the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement. “Seller Knowledge Person” has the meaning set forth in the definition of “Knowledge”. “Seller Names and Marks” has the meaning set forth in Section 5.4(a). “Seller Party” means RR Seller and any other Affiliate of Seller that is a party to any Ancillary Agreement. “Shared Costs” means costs incurred by Seller or Buyer (or any of their respective Affiliates) as a result of a finding by a Governmental Authority of competent jurisdiction that the employment of any employee of Seller or any of its Affiliates transferred from Seller and its Affiliates to Buyer and its Affiliates as a result of the Transactions contemplated by this Agreement and the Ancillary Agreements, including costs related to severance, termination indemnities or termination payments (whether contractual or statutory), costs incurred in respect of meeting any award, penalty or fine imposed for any failure to carry out any required notification, information and/or consultation procedures in connection with such transfer or any other failure of any other Acquired Rights Directive/TUPE related obligation, costs of compensation and benefits during continued employment pending any required notice period or deemed period of employment following a purported employment termination, penalties, and legal fees, and in each case, including any applicable Taxes related borne by Seller or Buyer. “Sharing Limit” has the meaning set forth in Section 5.8(d). “Subject Business Lines” means the EU Subject Business Lines. “Tax” means any federal, state, local or foreign net income, gross income, gross receipts, premium, excise, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value- added, transfer or stamp tax, or any other similar tax, custom, duty, governmental fee or other like assessment or charge imposed by any Tax Authority (including all interest and penalties thereon and additions thereto); provided that any guarantee fund assessment shall not be treated as a Tax. “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax. “Third Party Claim” has the meaning set forth in Section 5.8(d). “Trademarks” means trademarks, service marks, trade dress and trade names, and other identifiers of source or origin, and all registrations and pending applications to register any of the foregoing, and all goodwill associated with any of the foregoing. “Transition Period” means the period during which RR Seller are required to provide Transition Services to RR Buyer under the RR Agreement.

9 Inca - EU Master Transaction Agreement Execution Version.docx “Transition Services” has the meaning in the RR Agreement. “Transitional Employee” has the meaning set forth in Section 5.3. “TUPE” means the (U.K.) Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246), as amended and the (Irish) European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, as amended. “VAT” means value added or goods and services tax, and any tax similar or equivalent thereto imposed by any country and any similar or turnover tax replacing or introduced in addition to any of the same. “VAT Cap” means an amount equal to the product of 70% and $15,000,000. “Withdrawal/Renewal Rights Plan” has the meaning set forth in Section 5.2. Section 1.2 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the preamble, recitals, Articles, Sections, paragraphs, Exhibits and Schedules are references to the preamble, recitals, Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” means United States dollars; (d) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements means “including, without limitation” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) any document shall be determined to have been “delivered,” “furnished,” “provided” or “made available” to a Person if such document has been uploaded to the electronic data room established by Seller and maintained by Intralinks entitled “Project Inca” or deliver via email to such Person or its Representatives, in each case, not later than two (2) days prior to the date of this Agreement; (j) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (k) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (l) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the

10 Inca - EU Master Transaction Agreement Execution Version.docx period commences and including the date on which the period ends and by extending the period to the first (1st) succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (p) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (q) any reference to “days” means calendar days unless Business Days are expressly specified; and (r) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first (1st) succeeding Business Day thereafter. ARTICLE II PURCHASE AND SALE Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement and the RR Agreement, on the EU Closing, Seller shall cause RR Seller to, sell, convey, assign, transfer and deliver to RR Buyer, and Buyer shall cause RR Buyer to purchase, acquire and accept from RR Seller, all of RR Seller’s respective right, title and interest in and to the applicable Renewal Rights in accordance with the RR Agreement for the Purchase Price (which shall be payable in accordance with Section 2.2). Section 2.2 Purchase Price. (a) The aggregate purchase price payable by Buyer (or RR Buyer) to the Seller (for and on behalf of RR Seller under the relevant RR Agreement) in respect of the Renewal Rights shall be an amount equal to 15% of the Base Insurance Policies Gross Written Premiums, which shall be adjusted in accordance with the procedures set forth in Section 2.6 (such amount, the “Purchase Price”). (b) The amounts paid pursuant to this Section 2.2 shall be allocated among the Seller, RR Seller and their respective Affiliates for all purposes hereunder, including for federal, state, local and foreign Tax purposes, in proportion to the Gross Written Premiums with respect to RR Seller, unless otherwise agreed by the Parties, taking into account all relevant considerations. The Parties shall negotiate in good faith this allocation as promptly as practicable but in any event before the EU Closing. Section 2.3 Closing Payments. On the EU Closing Date, Buyer shall pay the following amounts in cash by wire transfer of immediately available funds to the account or accounts designated by Seller: an estimate of the Purchase Price in the amount of forty nine million dollars ($49,000,000) (the “Estimated Purchase Price”), which shall be adjusted in accordance with the procedures set forth in Section 2.6. Section 2.4 EU Closing. The EU Closing shall take place by remote communication and by the electronic exchange of signature pages at 10:00 a.m. (New York City time), on the date that is the last Business Day of the calendar month in which all of the Buyer Governmental Approvals shall have been obtained and the other Closing Conditions shall have been fully satisfied or waived (the “Condition Satisfaction”); provided, however, that if the Condition Satisfaction occurs less than three (3) Business Days prior to the last Business Day of

11 Inca - EU Master Transaction Agreement Execution Version.docx the month in which the Condition Satisfaction occurs, then the EU Closing shall take place on the date that is the last Business Day of the calendar month immediately following the calendar month in which the Condition Satisfaction occurs or (b) on any other time, date or place as the Parties may mutually agree in writing. It is not a requirement of this Agreement that the EU Closing occur in a physical meeting. The date on which each such EU Closing actually occurs is referred to herein as the “EU Closing Date”. Section 2.5 Closing Date Deliveries. At the EU Closing, Buyer shall cause RR Buyer to deliver, to RR Seller a counterpart of the RR Agreement duly executed on behalf of RR Buyer; and Seller shall cause RR Seller to deliver, to RR Buyer a counterpart of the RR Agreement duly executed on behalf of RR Seller. Section 2.6 Purchase Price Adjustment. (a) As promptly as reasonably practicable (but no later than the later of (i) ninety (90) days after the end of calendar year 2025 or (ii) ten (10) Business Days after the EU Closing), Seller will cause to be prepared and delivered to Buyer in good faith (i) a report of the Base Insurance Policies Gross Written Premiums prepared consistent with the preparation of the audited financial statements of the relevant RR Seller (the “Base Insurance Policies Report”); (ii) on the basis of that calculation, the Seller’s calculation of the Purchase Price (the “Final Purchase Price”), together with all relevant backup materials and calculations prepared in such report, in detail reasonably acceptable to Buyer. If the Final Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the “Positive Adjustment Amount”), Buyer shall pay to Seller the amount of the Positive Adjustment Amount; whereas, if the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Negative Adjustment Amount”), Seller shall pay the Negative Adjustment Amount to Buyer. Any Positive Adjustment Amount payable to Seller or Negative Adjustment Amount payable to Buyer, as applicable, shall be made within ten (10) days after the Final Purchase Price has been finally determined in accordance with Section 2.6(c), in cash by wire transfer of immediately available funds, without interest, to an account designated by the applicable Party. Any payments made pursuant to this Section 2.6(a) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law. (b) Buyer will notify Seller in writing (a, “Notice of Disagreement”) within sixty (60) days following Buyer’s receipt of the Base Insurance Policies Report (the “Review Period”) if Buyer disagrees with the calculation of the Base Insurance Policies Gross Written Premiums. The Notice of Disagreement shall set forth the basis for such dispute, the amounts involved and the Buyer’s calculation of such disputed amounts, and shall be accompanied by reasonable supporting documentation and calculations. If the Seller has not received a Notice of Disagreement prior to the expiration of the Review Period, then the Base Insurance Policies Report will become final and binding upon the Parties. During any Review Period, Buyer and its Representatives will be permitted to review and make copies of the Seller’s its Affiliates’ books and records, including its independent accountants’ books, records and other documents (including work papers, financial statements schedules and memoranda) to the extent reasonable and directly pertaining to the preparation of the Base Insurance Policies Report or the calculation of the Final Purchase Price (in all cases subject to any requirements or restrictions under Law, and provided Seller may redact information which is either not relevant to the Base Insurance Policies Report or calculations), and Seller shall, and shall cause its Affiliates to, make reasonably available the

12 Inca - EU Master Transaction Agreement Execution Version.docx individuals then in its employ, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Base Insurance Policies Report and the calculation of the Final Purchase Price in order to respond to the reasonable inquiries of Buyer; provided, however, that the independent accountants of the Seller and its Affiliates will not be obligated to make any such books and records and other documents available to Buyer unless and until that Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants. (c) During the thirty (30) day period immediately following the delivery of any Notice of Disagreement (each, a “Consultation Period”), Seller and Buyer will negotiate in good faith to attempt to resolve any differences that they may have with respect to the matters specified in the applicable Notice of Disagreement. (d) If, at the end of an applicable Consultation Period, Buyer and Seller have been unable to resolve any differences that they may have with respect to the matters specified in the applicable Notice of Disagreement, then Buyer and Seller will submit all matters that remain in dispute with respect to such Notice of Disagreement (along with a copy of the Base Insurance Policies Report to Deloitte LLP or if such firm is unable or unwilling to perform the duties of the independent accountant hereunder, to an independent certified public accounting firm in the United States of national recognition with significant experience relating to insurance company audits that is not the independent auditor for Buyer or Seller and is otherwise independent and impartial and that is mutually agreed upon by Buyer and Seller; provided, however, that if Buyer and Seller are unable to select such accounting firm within ten (10) days after delivery of the applicable Notice of Disagreement, either Party may request the American Arbitration Association to appoint, within twenty (20) days from the date of such request, an independent impartial accounting firm with appropriate significant experience related to insurance company audits and purchase price adjustment disputes to act as the Independent Accountant (as determined pursuant to this Section 2.6(d), the “Independent Accountant”). The Independent Accountant shall be requested to deliver as promptly as practicable, and in any event within sixty (60) days after its appointment, a written award setting forth the Independent Accountant’s determination of the appropriate amount of the Base Insurance Policies Gross Written Premiums. Such determination, if not in accordance with the position of either Buyer or Seller, shall not be more favorable to Seller than the amounts advocated by Seller in the applicable Notice of Disagreement or more favorable to Buyer than the amounts advocated by Buyer in the Base Insurance Policies Report. (e) The cost of the Independent Accountant’s review and determination will be borne on a proportionate basis by Seller, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested by such Person. During the Independent Accountant’s review, Buyer and Seller will each make available to the Independent Accountant such information, books and records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.6(e); provided, however, that the independent accountants and actuaries of Seller or Buyer will not be obligated to make any work papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or actuaries, as applicable. After submission by the Parties of the information, books and records and work papers to the Independent Accountant pursuant to this Section 2.6(f),

13 Inca - EU Master Transaction Agreement Execution Version.docx the Independent Accountant shall thereafter be permitted to request additional or clarifying information from the Parties, and each of the Parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accountant. Any final determinations made by the Independent Accountant pursuant to Section 2.6(d), absent fraud or manifest error, shall be expert determinations under New York Law governing expert determinations and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accountant, including enforcement of such final determinations, shall be resolved in accordance with Section 8.7. For the avoidance of doubt, the Independent Accountant shall act as an expert, not as an arbitrator, and neither the determination of the Independent Accountant, nor this agreement to submit to the determination of the Independent Accountant, shall be subject to or governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration law or regime. Section 2.7 Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of federal, state, local or non-U.S. Tax Law. If a Party determines that an amount is required by applicable Law to be deducted or withheld, such Party shall use reasonable best efforts to provide prompt prior notice to the other Party of the intent to do so and shall use reasonable best efforts to cooperate with the other Party to eliminate or reduce any such withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER Subject to and as qualified by the matters set forth in the Seller Disclosure Schedule pursuant to Section 8.10, Seller hereby represents and warrants to Buyer as follows as of the date hereof and the EU Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date): Section 3.1 Incorporation and Authority. (a) Seller is a Bermuda exempted company limited by shares duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of Bermuda. Each Seller Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or organized subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

14 Inca - EU Master Transaction Agreement Execution Version.docx (b) Each of Seller and each Seller Party has all requisite corporate or similar power to enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party. The execution and delivery by Seller and each Seller Party of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by Seller and each Seller Party of the transactions contemplated by, and the performance by Seller and each Seller Party of its obligations under, this Agreement and/or such Ancillary Agreements have been (or will be when so executed) duly authorized by all requisite corporate or similar action on the part of Seller and each Seller Party. This Agreement and each of the Ancillary Agreements to which Seller or a Seller Party is or will be a party has been or, with respect to the Ancillary Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by Seller or such Seller Party and, assuming this Agreement or such Ancillary Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of Seller or such Seller Party, enforceable against Seller or such Seller Party in accordance with its terms. Section 3.2 Consents and Approvals. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution and delivery by Seller or any Seller Party of this Agreement and the Ancillary Agreements to which Seller or any Seller Party is or will be a party do not, and the performance by Seller or any Seller Party of, and the consummation by Seller or any Seller Party of the transactions contemplated by this Agreement and such Ancillary Agreements will not, require any Governmental Approval to be obtained or made by Seller or any Seller Party, except for the Buyer Governmental Approvals. Section 3.3 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.2 have been obtained or taken, except as set forth in Section 3.3 of the Seller Disclosure Schedule or as otherwise provided in this Article III, and except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller or any Seller Party of, and the consummation by Seller and any Seller Party of the transactions contemplated by, this Agreement and the Ancillary Agreements to which Seller or any Seller Party is or will be a party do not and will not (a) violate or conflict with the organizational documents of Seller or any Seller Party; (b) violate or conflict with any Law or other Governmental Order applicable to Seller, any Seller Party or by which any of them or any of their respective properties or assets is bound; or (c) violate any Contract to which Sellers or RR Seller is a party, other than such violation that would not have a Business Material Adverse Effect. Section 3.4 Absence of Certain Changes. Except as contemplated by this Agreement, from January 1, 2025 to the date of this Agreement, (a) the Seller and its Affiliates have conducted the Business in the ordinary course and (b) there has not occurred any event or events that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

15 Inca - EU Master Transaction Agreement Execution Version.docx Section 3.5 Absence of Litigation. (a) As of the date hereof, to the Knowledge of Seller, there are no Actions (other than related to claims under Insurance Policies issued as of the date hereof) pending or threatened in writing against the Seller or RR Seller to the extent relating to the Business that would reasonably be expected, individually or in the aggregate, to materially and adversely affect the conduct of the Business. (b) To the Knowledge of Seller, there are no Actions pending or threatened against Seller, any Seller Party or any of their respective Affiliates that seek injunctive or equitable relief with respect to this Agreement or any of the Ancillary Agreements or the right of Seller or any Seller Party to enter into this Agreement or any of the Ancillary Agreements. Section 3.6 Compliance with Laws. (a) Since July 1, 2024, the Business has been in compliance in all material respects with all Laws or Governmental Orders, in each case, applicable to it or its assets, properties or businesses. Seller, each Seller Party nor any of their respective Affiliates have not received, since July 1, 2024, any notice or other communication from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of, Seller or any of its Affiliates to comply with any applicable Laws or Governmental Orders with respect to the Business. (b) None of Seller, any Seller Party or any of their respective Affiliates are a party to, or bound by, any Governmental Orders that would, individually or in the aggregate, reasonably be expected to be material to the Business. (c) Since July 1, 2024, no Governmental Authority has suspended, revoked or cancelled any license or status held by Seller, any Seller Party or any of their respective Affiliates to conduct insurance operations. Section 3.7 Data Privacy. To the Knowledge of Seller, since July 1, 2024, none of Seller or any of its Affiliates has received any written claims, notices or complaints from any Governmental Authority of any material violations of any Law applicable to data protection or privacy relating to the Business. Section 3.8 Insurance Business. Since July 1, 2024, all Insurance Policies issued as of the date hereof have been, where required by applicable Law, issued on forms and at rates approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the time period provided by applicable Law for objection, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the conduct of the Business. Section 3.9 Producers. To the Knowledge of Seller, since July 1, 2024, each insurance agent, underwriter, wholesaler, broker, intermediary and distributor that wrote, sold, or produced Insurance Policies issued as of the date hereof (each, a “Producer”), at the time such Producer wrote, sold or produced such Insurance Policies, was duly licensed as required by Law

16 Inca - EU Master Transaction Agreement Execution Version.docx (for the type of business written, sold or produced), and to the Knowledge of Seller, as of the date hereof, no Producer is in material violation of any term or provision of any Law applicable to the writing, sale or production of such business, except for such failures to be licensed or such violations that have been cured, resolved or settled through agreements with applicable Governmental Authorities, are barred by an applicable statute of limitations, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Section 3.10 Specified Data. The information set forth on Schedule 3.10 was accurate in all material respects as of the date such information was prepared and, to the Knowledge of Seller no material fact or circumstance has arisen since the date of preparation to the date hereof that has rendered such information materially inaccurate as of the date hereof. Section 3.11 Renewal Rights. Subject to (a) limitations under applicable Laws (including privacy related Laws), (b) the rights of Producers and policyholders and (c) the matters noted in Section 2.3(c)(ii) and (iii) of the RR Agreement, the rights held by RR Seller in respect to the Renewal Rights have not previously been transferred to any third party and are held free and clear of liens, security interests, and claims by third-parties to such rights. Section 3.12 Brokers. Seller is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates. Section 3.13 NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR THE BUSINESS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, PRODUCERS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS Article III, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO (A) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON OR (B) THE EXCLUDED BUSINESS. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER Buyer hereby represents and warrants to Seller as follows as of the date hereof and the EU Closing Date (except for such representations and warranties which address matters only

17 Inca - EU Master Transaction Agreement Execution Version.docx as of a specific date, which representations and warranties shall be true and correct as of such specific date): Section 4.1 Incorporation and Authority of Buyer. (a) Buyer is a corporation or other organization duly incorporated or organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its incorporation or organization. (b) Each of Buyer and each Buyer Party has all requisite corporate or similar power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and each of the Ancillary Agreements to which it is or will be a party. The execution and delivery by Buyer and each Buyer Party of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, and the performance by Buyer and each Buyer Party of its obligations under, this Agreement and/or such Ancillary Agreements have been (or will be when so executed) duly authorized by all requisite corporate or similar action on the part of Buyer and each Buyer Party. This Agreement and each of the Ancillary Agreements to which Buyer or a Buyer Party is or will be a party has been or, with respect to the Ancillary Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by Buyer or such Buyer Party and, assuming this Agreement or such Ancillary Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of Buyer or such Buyer Party, enforceable against Buyer or such Buyer Party in accordance with its terms, subject to the Enforceability Exceptions. Section 4.2 Consents and Approvals. Except as set forth in Schedule 5.1, or as may result from any facts or circumstances relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Buyer of this Agreement and the Ancillary Agreements do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Ancillary Agreements will not, require any Governmental Approval to be obtained or made by Buyer or any of its Affiliates. Section 4.3 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.2 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Buyer or any Buyer Party of, and the consummation by Buyer and any Buyer Party of the transactions contemplated by, this Agreement and the Ancillary Agreements to which Buyer or any Buyer Party is or will be a party do not and will not (a) violate or conflict with the organizational documents of Buyer or any Buyer Party, (b) violate or conflict with any Law or other Governmental Order applicable to Buyer or any Buyer Party or by which any of them or any of their respective properties or assets is bound. Section 4.4 Absence of Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened in writing, against Buyer, Buyer Party or any of their respective Affiliates that question the validity of, or seek injunctive relief with respect to, this Agreement or

18 Inca - EU Master Transaction Agreement Execution Version.docx any of the Ancillary Agreements or the right of Buyer or any Buyer Party to enter into this Agreement or any of the Ancillary Agreements. Section 4.5 Regulatory Matters. The Buyer (or its applicable Affiliate to whom the RR Agreement is assigned) holds and maintains in full force and effect, (i) all material licenses, authorizations and permits necessary for the RR Buyer to perform their respective obligations under the RR Agreement. Section 4.6 Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of Buyer, any Buyer Party or any of their respective Affiliates. Section 4.7 No Reliance. (a) Buyer has been, and its Representatives have been, permitted access to the books and records, contracts and other properties and assets of the Business that it or its Representatives have desired or requested to see or review. Buyer acknowledges and agrees that (a) Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, (b) none of Seller, its Affiliates or any other Person has made any representation or warranty, express or implied, as to (i) the Business and (ii) the accuracy or completeness of any information regarding the Business furnished or made available to Buyer or its Representatives, in each of clauses (i) and (ii), except as expressly set forth in Article III, (c) Buyer has not relied on any representation or warranty from Seller, its Affiliates or any other Person in determining to enter into this Agreement, except as expressly set forth in Article III, (d) no Representative of Seller, its Affiliates or any other Person has any authority, express or implied, to make any representation, warranty or agreement not specifically set forth in Article III, (e) neither Seller nor any other Person shall have or be subject to any liability to Buyer, any Buyer Party or any other Person resulting from the distribution to Buyer or any Buyer Party or Buyer’s or any Buyer Party’s or any of their respective Affiliates’ use of, any information relating to the Business, including any confidential information memorandum, or any other communication, any information, documents or material made available to Buyer, any Buyer Party or any of their respective Affiliates or Representatives in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the transactions contemplated by this Agreement, other than in the case of Fraud or as expressly set forth in Article III. Without limiting the generality of the foregoing, Buyer acknowledges that none of Seller, any Seller Party, their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to (x) the financial projections, forecasts, future profitability, cost estimates and other predictions relating to the Business delivered or made available to Buyer, any Buyer Party or any of their respective Affiliates or Representatives or as to the probable success or profitability of the Business , or (y) the Excluded Business. (b) Notwithstanding anything contained herein or in RR Agreement to the contrary, Buyer acknowledges and agrees that no representation or warranty (express or implied) or covenant is made herein, or has been made, by Seller, its Affiliates (including RR Seller) or their respective Representatives, that (i) any producer, policyholder or customer relationships of

19 Inca - EU Master Transaction Agreement Execution Version.docx RR Seller or any of their Affiliates, or any other business relationships of RR Seller or any of their Affiliates, will or are likely to continue with Buyer and/or its Affiliates in the same manner as such business has been conducted historically with RR Seller and their Affiliates, whether as a result of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise; or (ii) the general reaction in the marketplace of third parties (including Producers, policyholders, customers and other prospects) to the transfer of the Renewal Rights to Buyer and/or its Affiliates pursuant to the RR Agreement will be favorable. (c) Notwithstanding anything contained herein to the contrary, Buyer acknowledges and agrees that none of Seller, RR Seller or any of their Affiliates has the power or ability to (i) require any policyholder or Producer to (A) renew, cancel or rewrite any Insurance Policies or (B) offer to renew, cancel or rewrite any Replacement Policies with Buyer and/or its Affiliates upon expiration or otherwise or (ii) cause any Producer to place or offer to place any Replacement Policies with Buyer and/or its Affiliates. Buyer acknowledges and agrees that nothing contained in this Agreement shall impair any rights that the Producers have to renewal rights or expirations with respect to the Insurance Policies or the Replacement Policies by applicable Law or Contract. ARTICLE V COVENANTS Section 5.1 Regulatory and Other Authorizations. (a) Upon the terms and subject to the conditions herein, each of Buyer and Seller shall, and shall cause each of its applicable Affiliates to, use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, as soon as reasonably practicable following the date hereof, including, as applicable, by (i) using its reasonable best efforts to obtain the Buyer Governmental Approvals as promptly as reasonably practicable (including by submitting a consultation paper to the European Commission as promptly as practicable after the European Commission has allocated the relevant case team), and (ii) using reasonable best efforts to take all actions and doing, or causing to be done, or assisting and cooperating with the other parties in doing, all things reasonably necessary, proper or advisable as may be required or requested by any applicable Governmental Authorities or as may otherwise be reasonably necessary, proper or advisable in order to obtain, in the most expeditious matter reasonably practicable, such Buyer Governmental Approvals, including by using reasonable best efforts in (A) seeking to prevent the initiation of, and defending any Action challenging this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby, (B) the prompt provision to a Governmental Authority of any information and documents requested by such Governmental Authority or that are necessary, proper or advisable to permit the transactions contemplated by this Agreement and the Ancillary Agreements, (C) avoiding the entry of, or causing to be lifted or rescinded, any Governmental Order adversely affecting the ability of the parties to perform the transactions contemplated by this Agreement and the Ancillary Agreements and (D) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements, provided that nothing in this Section 5.1 shall require Buyer or Seller to propose, negotiate, offer to commit to, consent to and/or effect any agreements or take any actions

20 Inca - EU Master Transaction Agreement Execution Version.docx or omissions (i) that are not conditional upon Closing, or (ii) to the extent such agreements, actions or omissions would have a material adverse effect on the economic benefits reasonably expected to be derived by them in connection with the consummation of the transactions contemplated by this Agreement, taken as a whole. The Parties shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither Seller nor Buyer shall take any action that they should be reasonably aware would have the effect of materially delaying, impairing or impeding the receipt of any required Governmental Approvals. Buyer agrees that it and its Affiliates shall not, in connection with the transactions contemplated by this Agreement agree to, or permit, any amendment or modification of the Buyer Governmental Approvals without the prior written consent of Seller. (b) Each of the Parties shall promptly notify the other of any communication it receives from any Governmental Authority relating to the Buyer Governmental Approvals and permit the other Party to review, and comment on, in advance, any proposed communication by such Party to any Governmental Authority in connection with such Governmental Approvals, and each Party agrees to in good faith consider and reasonably accept comments of the Parties thereon provided that in all cases Buyer shall have the final say over the strategy for obtaining any Buyer Governmental Approval (but only to the extent consistent with its obligations under this Agreement). Each of the Parties shall promptly provide each other with copies of all correspondence, filings or communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, with respect to such Governmental Approvals. Except as otherwise required or requested by the applicable Governmental Authority, neither Party shall participate or agree to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority, investigation or other inquiry, in each case, in respect of any of the Governmental Approvals, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and Section 5.7, each of the Parties shall coordinate and cooperate fully with the other Party in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing; provided that neither Party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information. Neither Party shall be required to comply with any provision of this Section 5.1(b) to the extent that such compliance would be prohibited by applicable Law. (c) Notwithstanding anything in this Agreement to the contrary, all filing fees incurred in connection with the registrations, filings or notices set forth in this Section 5.1 shall be borne by the Party making such filing. Section 5.2 Withdrawal/Renewal Rights Plan. Notwithstanding anything to the contrary in this Agreement, each of Seller and Buyer shall, as soon as reasonably practicable following the date of this Agreement, consult and reasonably cooperate and collaborate with one another and use reasonable best efforts to take all actions necessary, proper or advisable to implement each withdrawal plan set forth on Schedule 5.2 (the “Withdrawal/Renewal Rights Plan”) and to make the filings and obtain the Governmental Approvals set forth on the Withdrawal/Renewal Rights Plan in order to achieve the successful and prompt withdrawal of RR Seller from the Subject Business Lines, and in a manner designed to minimize any disruption to

21 Inca - EU Master Transaction Agreement Execution Version.docx the conduct of the Business by the Parties and any delay or impairment in the ability of the Parties and their applicable Affiliates to consummate the transactions contemplated under the RR Agreement, including that Seller shall give Buyer (a) prompt notice of any written or other response from any insurance regulator in connection with any matter contemplated under the Withdrawal/Renewal Rights Plan and (b) the reasonable opportunity, prior to submission, to review and suggest reasonable edits to any written substantive communication or presentation to be submitted or made to any relevant insurance regulator in connection with the Withdrawal/Renewal Rights Plan, which edits Seller shall consider in good faith; provided, however, in no event shall either Party be required to take, or refrain from taking, any action, or provide any information, in each case to the extent that, in such Party’s reasonable determination, so doing would reasonably be expected to violate applicable Law. Seller shall not amend, modify or materially deviate from the Withdrawal/Renewal Rights Plan without providing prior written notice to Buyer, and shall consider in good faith the advice and views of Buyer with respect thereto. Section 5.3 Employee Retention. During the term of the RR Agreement, the Seller shall use commercially reasonable efforts to maintain (or cause its Affiliates to maintain), in the aggregate, an employee population sufficient in number and expertise to perform the Transition Services in accordance with the Services standard set forth in Section 4.1 of the RR Agreement for the period provided therein for the provision of such Transition Services, taking into account ordinary-course absenteeism, vacations, leaves, turnover and attrition. Seller’s and its Affiliates’ employees who perform any Transition Services under the RR Agreement are referred to collectively as “Transitional Employees.” Subject to applicable Law, Seller shall have sole discretion with respect to the hiring, assignment, supervision, scheduling, discipline, compensation, promotion, evaluation, reassignment and termination of all Transitional Employees. Seller is not obligated to (a) retain any specific employee, (b) fill any vacancy within a specified period, or (c) increase overall headcount except as Seller deems appropriate. Seller shall have no obligation to increase compensation or provide retention incentives except as determined by Seller in its sole discretion. Seller may satisfy its obligations under this Section 5.3 in whole or in part through personnel of its Affiliates and/or subcontractors. Nothing in this Agreement or the RR Agreement (i) grants Buyer or RR Buyer any right to direct or control any Transitional Employee, (ii) creates any employment, agency, joint employment or co-employment relationship between the Buyer or RR Buyer and any Transitional Employee, or (iii) confers third party beneficiary rights on any Transitional Employee. Section 5.4 Seller Names and Marks. (a) Seller is not transferring ownership rights in or to, and Buyer is not purchasing, acquiring or otherwise obtaining any ownership rights in or to, any Trademark owned by Seller or its Affiliates, including the name “Everest” (or any variation thereof or any word confusingly similar thereto), any Trademark or Domain Name employing the word “Everest” (or any variation thereof or any word confusingly similar thereto) or any registrations, applications to register or goodwill associated with or relating to any of the foregoing (collectively, the “Seller Names and Marks”). (b) Other than as expressly authorized in any Ancillary Agreement (and, in each case, subject to the terms and conditions of the relevant Ancillary Agreement), neither Seller nor its Affiliates is granting Buyer or its Affiliates a license to use, and neither Buyer nor any of its Affiliates shall use, the Seller Names and Marks in any manner whatsoever, including in any

22 Inca - EU Master Transaction Agreement Execution Version.docx (i) advertising or promotional materials or (ii) stationery, business cards, business forms or other similar items included in the Business, in each case that contain anywhere thereon any of the Seller Names and Marks; provided that the foregoing shall not be deemed to prohibit Buyer or any of its Affiliates from making any factually accurate historical references to the Business formerly being owned and operated by Seller and its Affiliates. (c) If Buyer or any Affiliate of Buyer violates any of its obligations under this Section 5.4 (or, in the case of the use thereunder of any of the Seller Names and Marks, any Ancillary Agreement) Seller and its Affiliates may proceed against Buyer or its Affiliates in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges and agrees that: (i) a violation of this Section 5.4(c) (or, in the case of the use thereunder of any of the Seller Names and Marks, any Ancillary Agreement) may cause Seller and its Affiliates irreparable harm, which may not be adequately compensated for by monetary damages; and (ii) in the event of any such actual or threatened violation, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any such actual or threatened violation without the necessity of posting a bond. Section 5.5 Non-Compete. (a) Seller agrees, on behalf of itself and its Affiliates, that (during the period following the EU Closing Date until the two (2) year anniversary of the EU Closing Date) none of Seller or its Affiliates shall (x) engage in any Competing Business, (y) renew any Insurance Policies or (z) grant any third-party (other than Buyer and its Affiliates) Renewal Rights in respect of the Insurance Policies; provided, however, that, notwithstanding anything in this Agreement to the contrary: (i) Seller and its Affiliates shall not be restricted, limited or prohibited in any respect from: (A) renewing any Insurance Policies prior to the applicable Policy Replacement Date if (x) Seller or its Affiliates are required to renew such Insurance Policy under applicable Law, (y) required under the terms of such Insurance Policy, or (z) if RR Buyer lack the required approvals or the ability to issue such Insurance Policies; (B) engaging in any Excluded Business; (C) carrying out any obligations or exercising its or their respective rights under this Agreement or the Ancillary Agreements; (D) providing property insurance or reinsurance coverage on a facultative basis as part of tailored risk management solutions as part of Seller’s business segment currently led by Trevor Gallagher, Carlos Becerra and Tom Butler ; (E) acquiring, owning or holding any debt securities or other debt instruments of any Person engaged, directly or indirectly, in any Competing Business, or any other securities of any such Person, if such securities are acquired, owned or held

23 Inca - EU Master Transaction Agreement Execution Version.docx (1) in a fiduciary, agency, nominee, custodial or similar capacity, (2) in connection with any hedging or similar product or transaction, (3) in connection with any asset management, private banking, merchant banking, private equity or securities trading, underwriting or brokerage activities or services or (4) as passive investments in the general account or separate account of an insurance company; (F) owning not more than fifteen percent (15%) of the outstanding voting securities or similar equity interests of a Person that, directly or indirectly, engages in a Competing Business; provided that the ownership of such equity interests does not give Seller or its Affiliates the right to designate a majority, or such higher amount constituting a Controlling number, of the members of the board of directors (or similar governing body) of such Person; (G) performing any services for Seller and/or its Affiliates; (H) selling, distributing or marketing products or services to, soliciting business from, or receiving products or services from or otherwise engaging in any commercial activities with, a Person engaged in a Competing Business, or any customer, supplier, licensor or licensee of a Person engaged in a Competing Business, or Buyer or any of its Affiliates; provided that neither Seller nor its Affiliates directly or indirectly engage in operation of the Competing Business operated by such Person or facilitate replacement of the Insurance Policies or renewal of the Insurance Policies by such Person; (I) selling any of its or their assets or businesses (other than the Business) to a Person engaged in lines that compete with the Business; (J) purchasing any products or services in the ordinary course of business from a Person engaged in a Competing Business; (K) providing reinsurance to any Person engaging in a Competing Business, so long as Seller and its Affiliates are not engaged in the marketing, production or administration of such reinsured business, or administering any business reinsured to a third party reinsurer as of the date of this Agreement, or otherwise complying with the terms of the applicable reinsurance agreement and any other related Contracts or agreements with such third party reinsurer; (L) foreclosing on (or effecting any transaction in lieu of foreclosure that has substantially the same effect, such as a debt for equity swap or deed or transfer in lieu of foreclosure) any collateral securing any bona fide financing or other transaction with a Person in which all or any portion of the collateral represents the equity interests or assets of any Person that operates a Competing Business, or exercising or otherwise asserting, preserving or enforcing, whether or not in a court-supervised proceeding, any rights and remedies under any contracts or applicable Law in connection with any debt, equity or other interest in which such rights or remedies involve a Competing Business, and thereafter operating or exercising rights with respect to such Competing Business;

24 Inca - EU Master Transaction Agreement Execution Version.docx (M) conducting any business activity (other than a Competing Business) that is ancillary to the conduct of Seller’s or its Affiliates’ principal businesses, it being understood that the business activity will be deemed ancillary to a principal business if the business activity is not conducted as a separate profitable business offering with a distinct business identity; or (N) investing in investment funds or other investment vehicles that make investments in Persons engaging in a Competing Business, so long as such investments are passive and made in the ordinary course of business. (ii) in the event that Seller or its Affiliates acquire any business or assets (whether by way of asset acquisition, stock purchase, merger, business combination, reinsurance, tender offer or otherwise) (an “Acquired Business”) following the date hereof and conducting such Acquired Business would otherwise violate this Section 5.5, nothing in this Agreement shall restrict in any manner: (A) the conduct, use, retention or disposition of such Acquired Business, so long as less than forty percent (40%) of the gross revenues of such Acquired Business (as of the last completed fiscal year of (1) the Acquired Business or (2) the Person who owned the Acquired Business at such time, as applicable, and which such fiscal year precedes the acquisition by Seller or its Affiliates) constitute Competing Business; (B) the conduct, use or retention of such Acquired Business, so long as Seller or its Affiliates, as applicable, (1) (x) enter into a definitive agreement to divest such Acquired Business within twelve (12) months of the consummation of the acquisition of such Acquired Business and (y) use commercially reasonable efforts and act in good faith to promptly consummate the divestiture contemplated by such definitive agreement, or (2) otherwise terminate or dispose of the business activity, product lines or assets of such Acquired Business within twelve (12) months of the consummation of the acquisition of such Acquired Business; or (C) the conduct, use or retention of such Acquired Business if such Acquired Business is acquired after the second (2nd) anniversary of the Effective Date. If, at the time of enforcement of the covenants contained in this Section 5.5, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, then the Parties agree that the maximum duration, scope or area reasonable under such circumstances must be substituted for the stated duration, scope or area and that the court must be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Section 5.6 Access to Information. Seller, RR Seller and their Affiliates and their authorized Representatives (a) shall have access to the books and records of Buyer, RR Buyer and their Affiliates on matters relating to the Replacement Policies upon reasonable advance written notice to Buyer and at reasonable times during the regular business hours of Buyer, at the location where such books and records are maintained in the ordinary course of business, for Tax,

25 Inca - EU Master Transaction Agreement Execution Version.docx regulatory and accounting purposes; provided, that (i) such access shall not unreasonably interfere with the conduct of the business of Buyer, RR Buyer or their Affiliates holding such records, and (ii) all information provided shall be kept confidential by Sellers, RR Seller and their Affiliates except to the extent reasonably necessary to comply applicable Law or make any filing with a Governmental Authority for any reasonable Tax, regulatory and accounting purposes and (b) shall be permitted to make copies of such records, in each case, at no cost to Seller, RR Seller, their Affiliates or their Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require Buyer, RR Buyer or their Affiliates to disclose any information to Seller, RR Seller, their Affiliates or their Representatives if such disclosure would (i) jeopardize any attorney- client privilege, the work product immunity or any other legal privilege or similar doctrine, or (ii) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that Buyer shall, and shall cause RR Buyer and their respective Affiliates to, cooperate with any requests for, and use its reasonable best efforts to obtain any, waivers that would enable any otherwise required disclosure to Seller, RR Seller, their Affiliates and their Representatives to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty. Such records may be requested under this Section 5.6 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure, compliance with contractual obligations of Buyer, RR Buyer or their Affiliates or other similar purpose. Section 5.7 Confidentiality. (a) The terms of the confidentiality agreement, dated October 2025 (the “Confidentiality Agreement”), between Seller and Buyer are incorporated into this Agreement by reference and shall terminate effective as of the EU Closing Date; provided that Seller’s and its Affiliates’ remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the date hereof shall survive. (b) From and after the date hereof, except as otherwise expressly contemplated herein or in the Ancillary Agreements, each Party and its respective Affiliates shall, and shall cause their respective Representatives to, maintain in confidence the terms of this Agreement and the Ancillary Agreements, any written, oral or other information relating to the negotiation of this Agreement and the Ancillary Agreements, the other Party, its Affiliates and, in the case of Buyer, the Excluded Business, and all proprietary or confidential information related to or obtained from the other Party or its Affiliates or Representatives prior to the date hereof, other than, in the case of Buyer, information to the extent relating to the Business. (c) The requirements of Section 5.7 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than in the case or as a result of disclosure by the other Party, its Affiliates or any of its Representatives, (ii) any such information is required or requested by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other Party (to the extent such prior notice is permitted to be given under applicable Law); provided that each Party, to the extent reasonably requested by the other Party, shall cooperate with that Party in seeking an appropriate order or other remedy protecting such information from disclosure; (iii) disclosure of the terms of this Agreement and the Ancillary Agreements by a Party to its auditors, accountants, actuaries, legal and other professional advisers and reinsurers to the extent reasonably required for

26 Inca - EU Master Transaction Agreement Execution Version.docx regulatory, accounting or bona fide commercial purposes or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party or any Affiliate or Representative of such Party) that is not bound by a confidentiality agreement with respect to such information. Each Party shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations. Section 5.8 Transitional Employees. (a) Buyer or its Affiliate shall have the right, but not the obligation, to make offers of employment to any Transitional Employee selected by Buyer (a “Covered Employee”), effective on or following the conclusion of the Transition Period, and shall provide Seller with a list of Covered Employees which shall be updated within five (5) Business Days of extending any such offer and any other information reasonably requested by Seller to facilitate Seller’s compliance with the requirements of this Section 5.8. Any such employment offered by Buyer or any of its Affiliates to a Covered Employee shall be on terms and conditions (including position, duties, compensation, benefits, start date, and work location) determined by Buyer in its sole discretion, subject to applicable Law. For the avoidance of doubt, nothing in this Agreement shall be construed to (i) require Buyer to make offers of employment to any particular employee of Seller, (ii) limit Buyer’s right to withdraw, amend, or terminate any offer prior to acceptance in Buyer’s sole discretion, or (iii) confer upon any Transitional Employee or other employee or service provider of Seller any rights of any nature whatsoever, including any right to employment, continued employment, or any particular terms or conditions of employment, as a third-party beneficiary or otherwise. Buyer’s extension of any offer of employment shall not be deemed a violation of any non-solicitation or similar restriction or any other agreement between the Parties or their respective Affiliates. (b) To facilitate Buyer’s (or its Affiliate’s) extension of any offers of employment pursuant to Section 5.8(a), from the date hereof until the end of the Transition Period, Seller shall (i) provide Buyer with reasonable access, during normal business hours and upon reasonable notice, to interview Transitional Employees; (ii) reasonably cooperate with Buyer’s customary hiring processes (including background checks and verification of employment eligibility, to the extent permitted by Law). Each Party shall handle employee data in compliance with applicable privacy Laws. (c) During a Covered Employee’s employment with Seller prior to the date that such Transitional Employee commences employment with Buyer or its Affiliate (such date, the “Buyer Start Date”), Seller will remain solely responsible for all compensation, benefits and other Liabilities accrued through the Buyer Start Date. From and after a Covered Employee’s Buyer Start Date, Buyer shall be responsible for compensation, benefits and Liabilities accruing prospectively in respect of such Covered Employee in accordance with the terms of employment established by Buyer and applicable Law, and except as provided in this sentence, Buyer shall not assume any Liabilities relating to any employee of Seller. Buyer does not assume, and shall have no Liability with respect to, any employee benefit plan, arrangement, or agreement of Seller. (d) Buyer and Seller acknowledge and agree, following due inquiry, that the transactions contemplated by this Agreement and the Ancillary Agreements constitute a sale of certain Renewal Rights (and related ancillary Transition Services) only and do not constitute (i) a

27 Inca - EU Master Transaction Agreement Execution Version.docx “relevant transfer” for purposes of TUPE, or (ii) a transfer of an undertaking, business or part of a business to which the Acquired Rights Directive would otherwise apply. To the extent that it is found by a court of competent jurisdiction or on reasonable grounds alleged by the relevant individual, that any employee of Seller or any of its Affiliates (other than any Covered Employee who accepts an offer of employment from Buyer) that such employee’s employment has transferred to Buyer or any of its Affiliates by operation of TUPE or the Acquired Rights Directive in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements, Buyer and Seller shall each bear fifty percent (50%) of any Shared Costs incurred by either party, on a first-dollar basis, up to an aggregate amount of [***] (the “Sharing Limit”). Seller shall be solely responsible, and shall indemnify and hold Buyer harmless for (i) any Shared Costs in excess of the Sharing Limit and (ii) any other liabilities, obligations or commitments of Seller relating to any Transitional Employee (other than Covered Employees in accordance with Section 5.8(c)) or other employee or service provider of Seller, whether arising prior to, on, or after the date hereof, that are not Shared Costs. For the avoidance of doubt, such cost sharing shall apply from the first dollar of Shared Costs incurred by either Seller or Buyer, without regard to any threshold, deductible, or minimum amount. Any Party that received a claim for Shared Costs or other claims for which a Party may be indemnified hereunder (a “Third Party Claim”) shall promptly notify the other Party in writing of such claim, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim together with reasonable supporting documentation. Upon receipt of such notice from Buyer, Seller may, by notice to Buyer, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow Buyer a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. For the avoidance of doubt, Seller hereby acknowledges and agrees that the first sentence of this (d) does in any way preclude or limit any way Buyer’s rights to indemnification pursuant to this Section 5.8(d). (e) Nothing in this Agreement, express or implied, is intended to or shall confer upon any current, former or future Transitional Employee any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any right to any compensation, benefits or other terms and conditions of employment from, or to continued employment for any period with, any of Seller, Buyer or any of their respective Affiliates. Section 5.9 No Limitations on Seller’s Operations. Without prejudice to Section 5.5, nothing in this Agreement shall limit in any way Seller’s or its Affiliates’ ability to reinsure, merge, sell, acquire, consolidate, restructure or reorganize, or take any actions similar to or in furtherance of the foregoing. Section 5.10 No Provision of Services and Systems. Except in respect of the services provided by Seller pursuant to the Transition Services Agreement or any other Ancillary Agreement, Buyer shall be solely responsible for obtaining, and shall use reasonable best efforts to obtain, at Buyer’s sole cost and expense, any licenses, services and systems required to perform Buyer and any Buyer Party’s obligations in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. None of Seller or its Affiliates is transferring any assets, employees, Contracts, or licenses of any kind hereunder other than the Renewal Rights and the services to be provided under the Transition Services Agreement. Section 5.11 Wrong Pockets. In the event that, at any time or from time to time, (a) Seller or any of its Affiliates receives or otherwise possesses any premiums, payments, books

28 Inca - EU Master Transaction Agreement Execution Version.docx or records, or any mail (including electronic mail) or is liable for any Liability under any Replacement Policy or that is reasonably necessary for Buyer and its Affiliates to effectuate the transactions contemplated by, this Agreement and any Ancillary Agreement and therefore should belong to Buyer or its Affiliates, Seller shall hold any such premiums, payments, books or records (howsoever stored), or any mail on trust for the Buyer and, as promptly as practicable, transfer, or cause to be transferred, the same to Buyer or the appropriate Affiliate of Buyer, as designated by Buyer and Buyer shall, or shall cause the appropriate Affiliate of Buyer to, assume such Liability, as applicable or (b) Buyer or any of its Affiliates receives or otherwise possesses any assets, premiums, payments, books or records, or any mail or Liability that relates to any business of Seller or any of its Affiliates (other than the Replacement Policies), Buyer shall hold such assets, premiums, payments, books or records, or any mail on trust for the Seller and shall, as promptly as practicable transfer, or cause to be transferred, the same mail to Seller or its Affiliates and Sellers shall or shall cause the appropriate Affiliate of Seller to, assume such Liability, as applicable, as designated by Seller, in each case of clause (a) and (b), for no additional consideration. Section 5.12 Further Action. (a) Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, such agreements and other documents and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. (b) Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party. (c) As long as the RR Agreement remains in effect, each of Seller and Buyer shall cause RR Seller and RR Buyer, respectively, and their Affiliates to comply with the terms and conditions of the RR Agreement, including, in the case of Seller, causing the Provider (as defined in the RR Agreement) to comply with its indemnification obligations thereunder. (d) During the Transition Period (as defined in the RR Agreement), Buyer shall cause RR Buyer to pay RR Seller and/or its Affiliates a fixed monthly fee for the Transition Services equal to a cumulative aggregate amount of one million five hundred thousand dollars ($1,500,000) per calendar month. This amount shall be payable for the full Transition Period irrespective of the discontinuance of any Transition Services (as defined in the RR Agreement). The amounts paid pursuant to this Section 5.12(d) shall be allocated among RR Seller and its Affiliates for all purposes hereunder, including for federal, state, local and foreign Tax purposes, unless otherwise agreed by the Parties, taking into account all relevant considerations. The Parties shall negotiate in good faith this allocation as promptly as practicable but in any event before the EU Closing. The Parties may adjust such allocation thereafter for future periods as agreed between the Parties. (e) Buyer shall cause RR Buyer to offer the Replacement Policies with additional commission owed and payable by RR Buyer or its Affiliate to an applicable Producer,

29 Inca - EU Master Transaction Agreement Execution Version.docx (as such term is defined in a RR Agreement) the generally applicable new business commission rate otherwise paid by that RR Buyer or its applicable Affiliate for such policies (by product, coverage tier and state), for the first year that such policies are in force. This additional commission is payable to the applicable Producer, not RR Seller, and will be reflected in a separate incentive compensation arrangement between such Producer and RR Buyer or its applicable Affiliate. RR Buyer shall dedicate a cumulative aggregate amount of at least six million five hundred thousand ($6,500,000) for such additional commissions. Section 5.13 Seller’s Conduct Prior to the First Non-Renewal Date. (a) From the Effective Date until the first Non-Renewal Date (as defined under the RR Agreement) except (i) as may be required by applicable Law or Contract, (ii) as otherwise contemplated by, permitted by or necessary to effectuate this Agreement and the Ancillary Agreements, including the Withdrawal Plan and (iii) as otherwise consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed (it being understood and agreed that if Buyer fails to respond in writing within four (4) Business Days of the date on which Buyer receives a request for such approval from Seller, then Buyer shall be deemed to have provided its approval to such request for all purposes under this Agreement), (A) Seller shall, and cause each of its applicable Affiliates to, use reasonable best efforts to operate the Business with respect to the Insurance Policies that are subject to the RR Agreement in the ordinary course of business substantially consistent with Seller’s past practices, in the context of the transactions contemplated by this Agreement and the Ancillary Agreements and Seller’s exit from the Business, and (B) Seller shall cause RR Seller to underwrite and bind Insurance Policies in good faith, in accordance with the applicable underwriting guidelines, and consistent with past practices. (b) From the date of Effective Date until the EU Closing, except (i) as may be required by applicable Law or Contract, (ii) as otherwise contemplated by, permitted by or necessary to effectuate this Agreement and the Ancillary Agreements, including the Withdrawal Plan and (iii) as otherwise consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed (it being understood and agreed that if Buyer fails to respond in writing within four (4) Business Days of the date on which Buyer receives a request for such approval from Seller, then Buyer shall be deemed to have provided its approval to such request for all purposes under this Agreement), Seller shall, and shall cause its Affiliates to: (i) use commercially reasonable efforts to maintain all licenses, permits, consents, permissions, approvals and authorizations required by Law for the carrying on of the Business; (ii) comply with the terms of the Insurance Policies in all material respects and not amend any Insurance Policy in such a manner as would materially increase the insurer’s liability thereunder, except as required by Law (and as soon as reasonably practicable notify the Buyer with reasonable details of any such amendments in advance of making such change);

30 Inca - EU Master Transaction Agreement Execution Version.docx (iii) provide the Buyer with all details of material communications relating to the Business (and copies of any material written communications, which may be redacted to the extent not applicable to the Business) with any Governmental Authority; (iv) not communicate with the policyholders of the Insurance Policies in a manner that is inconsistent with the purpose of this Agreement or any Ancillary Agreement, except in the ordinary course, as required under Law, or as required under this Agreement or any Ancillary Agreement; (v) subject to any restrictions or requirements under Law, keep the Buyer informed about matters and events of material importance to the Business, including any material disciplinary proceeding, investigation or enquiry by any Governmental Authority or dispute referred to any ombudsman in connection with the Business, which materially affects the Business; and provided that, in the case of (iii), to the extent that the Seller or its Affiliates would be prevented or restricted (in whole or in part) from providing information or documentation by Law, the Parties shall cooperate in good faith to implement appropriate solutions to facilitate information sharing, including by redacting documentation to the extent necessary, or sharing on a counsel-to-counsel basis. ARTICLE VI TAX MATTERS Section 6.1 Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, transfer Tax, Sales Tax, irrecoverable VAT, use Tax, stamp Tax, registration Tax or other similar Tax imposed on the transactions contemplated by this Agreement (including any Sales Taxes as defined in Section 4.3 of the RR Agreement) and any subsequent transfer or assignment of Renewal Rights or of other rights, interests and obligations under the RR Agreement by RR Buyer to one or more of its Affiliates (i) up to an aggregate amount equal to the VAT Cap shall be borne one-half by Buyer and one-half by Seller and (ii) any amounts in excess of the VAT Cap shall be borne solely by Buyer. Each Party shall indemnify the other for any such Taxes for which it is responsible pursuant to this Section 6.1. All sums or other consideration set out in this Agreement, or otherwise payable or provided by any Party to any other Party pursuant to this Agreement, shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums or other consideration (or any part thereof) are, or are deemed to be, the whole or part of the consideration for VAT purposes. An amount equal to such VAT shall in each case be paid by the Party making such payment of consideration as an addition to such payment, on receipt of a valid VAT invoice issued by the Party (or its Affiliate) receiving such payment to the other Party. Notwithstanding the foregoing, the Parties acknowledge that RR Seller does not expect to charge VAT to RR Buyer on the sale of the Renewal Rights to RR Buyer. Section 6.2 Assistance and Cooperation. On and after the date hereof, each of Seller and Buyer shall (and shall cause their respective Affiliates to) (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes described in Section 6.1 relating to sales, transfer and similar Taxes and

31 Inca - EU Master Transaction Agreement Execution Version.docx (ii) reasonably cooperate to provide such assistance and exchange information reasonably requested for purposes of Tax filings and compliance. ARTICLE VII TERMINATION Section 7.1 Termination. (a) This Agreement shall remain in effect until there are no longer any Ancillary Agreements in effect, and shall terminate automatically on the date there are no longer any Ancillary Agreements in effect. (b) This Agreement may be terminated by either Seller or Buyer if the EU Closing shall not have occurred prior to six (6) months following the date hereof (the “Outside Date”); provided, further, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date. Section 7.2 Effect of Termination. (a) If this Agreement is terminated in whole in accordance with Section 7.1(a) this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or its Affiliates or any of their respective Representatives in connection with this Agreement; provided that nothing in this Section 7.2(a) shall relieve either Seller or Buyer from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement, except as set forth in Section 5.8, Section 5.12(c) to the extent of any surviving provisions under the RR Agreement, Article VII and Article VIII. (b) If this Agreement is terminated in accordance with Section 7.1(b), this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to the other party or its Affiliates or any of their respective Representatives in connection with this Agreement, provided that nothing in this Section 7.2(b) shall relieve either Seller or Buyer from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement, except as set forth in Section 5.8, Section 5.12(c) to the extent of any surviving provisions under the RR Agreement, Article VII and Article VIII. ARTICLE VIII MISCELLANEOUS PROVISIONS Section 8.1 Non-Survival of Representations and Warranties The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate effective immediately as of the EU Closing Date (with the Parties agreeing to contractually shorten the applicable statute of limitations for breach of contract). Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith, each Party hereby waives and releases

32 Inca - EU Master Transaction Agreement Execution Version.docx (on behalf of itself and Affiliates), to the fullest extent permitted by applicable Law, any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that such Party or any of its respective Affiliates may now or hereafter have against the other Party or any of its Affiliates, whether at law or in equity; provided that the foregoing shall not apply to the rights of such waiving and releasing Party or any of its Affiliates, or relieve the other Party or any of Affiliates of their respective obligations and liabilities, (a) under this Agreement, the Ancillary Agreements or other agreements or documents contemplated hereby or thereby (other than any claims for breach of any representations and warranties contained in this Agreement (other than in the case of Fraud) or in any certificate or other writing delivered pursuant hereto or in connection herewith), (b) any rights or claims unrelated to this Agreement or the transactions contemplated hereby, or (c) any rights or claims in respect of Fraud.. The rights and claims so waived and released by each Party (on behalf of itself and its Affiliates) hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable Law other than for Fraud. Each Party shall, and shall cause its respective Affiliates not to, bring any action, suit or proceeding against the other Party or any of its Affiliates, whether at law or in equity, with respect to any of the rights or claims it has waived and released (on behalf of itself and its Affiliates) hereunder. Section 8.2 Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses, or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2: (a) if to Seller: Everest Group, Ltd. 100 Everest Way Warren, NJ 07059 Attention: General Counsel with copies to (which shall not constitute notice): Everest Group, Ltd. 100 Everest Way Warren, NJ 07059 Attention: David Steiner Email: david.steiner@everestglobal.com; and Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001 Attention: David Grosgold

33 Inca - EU Master Transaction Agreement Execution Version.docx Megan K. Arrogante E-mail: dgrosgold@debevoise.com mkarrogante@debevoise.com (b) if to Buyer: American International Group, Inc. 1271 Avenue of the Americas New York, NY 10020 Attention: Rose Marie Glazer Title: Executive Vice President, General Counsel Email: aigcorporatesecretary@aig,com with a copy to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: David Heales E-mail: dheales@willkie.com Section 8.3 Entire Agreement. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement and the Ancillary Agreements (when executed and delivered) contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior negotiations, discussions, writings, agreements and understandings, oral and written, between Seller and/or its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand. Section 8.4 Waivers and Amendment. This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by an instrument in writing signed by each of the Parties, or, in the case of a waiver, by the Party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the Parties. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach. Section 8.5 Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Party shall be void and have no effect.

34 Inca - EU Master Transaction Agreement Execution Version.docx Section 8.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Section 8.7 Governing Law; Submission to Jurisdiction. (a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction. (b) Each of Seller and Buyer irrevocably and unconditionally: (i) submits for itself and its property in any Action relating to this Agreement to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such state courts or, to the extent permitted by law, in such federal court; (ii) consents that any such Action may and shall be brought in such courts and irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 8.2; and (iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York. Section 8.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF

35 Inca - EU Master Transaction Agreement Execution Version.docx LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.8. Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Section 8.10 Disclosure Schedules. Any disclosure set forth in the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure and the effect of the matter disclosed would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Section 8.11 Specific Performance. Each of the Parties acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Party and that such other Party will not have an adequate remedy at law. Therefore, without the necessity of posting bond or other undertaking, the affected Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the obligations of the Parties hereunder, including Buyer’s obligations to consummate the transactions contemplated by this Agreement and to pay the Purchase Price pursuant to Article II. The rights and remedies provided under this Section 8.11 shall be cumulative and not exclusive of the rights or remedies of the Parties under this Agreement. In the event that any action or proceeding is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Section 8.12 Publicity. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as contemplated in this

36 Inca - EU Master Transaction Agreement Execution Version.docx Agreement, the Ancillary Agreements or as may be required by Law or applicable securities exchange rules, in which the case the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Section 8.13 Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements, regardless of whether any or all of the transactions contemplated by this Agreement are consummated, each Party shall bear its and its Affiliates’ respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, including, all such fees, costs and expenses of its and its Affiliates’ respective Representatives. Section 8.14 Acquisition Proposals. Seller shall (a) as soon as reasonably practicable after the date hereof, instruct each Person (other than Buyer and its Affiliates and Representatives) to which it provided access to confidential information related to the Business in connection with such Person’s actual or potential proposal to acquire the Business (or any portion thereof) to promptly return or destroy all such information (to the extent Seller has not already done so) and (b) promptly following the execution hereof terminate all access to any online data rooms and cease to make available any confidential information regarding the Business to any such Person. Section 8.15 Counterparts. This Agreement and each of the other Ancillary Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by electronic means (including .pdf or DocuSign format) intended to preserve the original graphic or pictorial appearance of a document, such delivery by electronic means (including .pdf or DocuSign format) to be deemed as effective as delivery of a manually executed counterpart of this Agreement or any such Ancillary Agreement. [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Master Transaction Agreement (EU)] Inca - EU Master Transaction Agreement Execution Version.docx IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers. EVEREST GROUP, LTD. By: __________________________ Name: James Williamson Title: President & Chief Executive Officer

[Signature Page to Master Transaction Agreement (EU)] Inca - EU Master Transaction Agreement Execution Version.docx AMERICAN INTERNATIONAL GROUP, INC. By: __________________________ Name: Title:

Inca - EU Master Transaction Agreement Execution Version.docx Schedule 3.10 Specified Data See attached excel file titled “Schedule 3.10 to the Master Transaction Agreement (Initial Data; Insurance Policies)”.

[Signature Page to Master Transaction Agreement (EU)] Inca - EU Master Transaction Agreement Execution Version.docx Schedule 5.1 Buyer Governmental Approvals Any of the following occurring: (a) Following a consultation, the European Commission confirming on terms acceptable to the Buyer that the Transaction will not constitute a notifiable concentration with a European Union dimension falling within the scope of Council Regulation (EC) 139/2004 (as amended) (the “EU Merger Regulation”); or (b) the European Commission taking a decision (or being deemed to have taken a decision under Article 10(6) of the EU Merger Regulation) under Article 6(1)(a) of the EU Merger Regulation declaring that the Transaction does not fall within the scope of the EU Merger Regulation; (c) the European Commission taking a decision (or being deemed to have taken a decision under Article 10(6) of the EU Merger Regulation) under 6(1)(b), 6(2) or under Article 8(1) or 8(2) of the EU Merger Regulation declaring the Transaction compatible with the internal market; or (d) the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more EU Member States under Articles 4(4) or 9(3) of the EU Merger Regulation; and each such authority taking a decision with equivalent effect to that referred to under either (b) or (c) above with respect to those parts of the Transaction referred to it; and the European Commission taking any of the decisions referred to under (c) above with respect to any part of the EU Merger Regulation retained by it.

Inca - EU Master Transaction Agreement Execution Version.docx Schedule 5.2 Withdrawal/Renewal Rights Plan See attached excel file titled “Schedule 5.2 to the Master Transaction Agreement (EU) (Withdrawal/Renewal Rights Plan)”.

Inca - EU Master Transaction Agreement Execution Version.docx Exhibit A RR Agreement [See attached.]